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                                                                    EXHIBIT 11.1


                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)


                                                           THREE MONTHS ENDED MARCH 31, 2001
                                                    ------------------------------------------------
                                                       NUMBER           PERCENT        EQUIVALENT
                                                      OF SHARES       OUTSTANDING        SHARES
                                                    --------------   --------------   --------------
COMMON STOCK
   From Founders' Stock                                  2,300,000         100.00%         2,300,000
   Stock Options Exercised                               2,508,997         100.00%         2,508,997
   Preferred Stock Converted to Common Stock            15,310,943         100.00%        15,310,943
   1994 Common Stock Offerings                          11,242,857         100.00%        11,242,857
   1995 Common Stock Offerings                           4,323,874         100.00%         4,323,874
   1996 Common Stock Offering                            6,000,000         100.00%         6,000,000
   1999 Treasury Stock Transaction                          (6,588)        100.00%            (6,588)
   March 2000 Debt Swap                                  3,789,715         100.00%         3,789,715
   Canadian Transaction                                    714,286         100.00%           714,286
   Employee Stock Purchase Plan Shares Issued              190,651         100.00%           190,651
   Warrants Exercised                                      134,737         100.00%           134,737
                                                    --------------                    --------------
                                                        46,509,472                        46,509,472

WEIGHTED AVERAGE SHARES OUTSTANDING                                                       46,509,472

NET LOSS                                                                                 (39,322,000)

NET LOSS PER SHARE                                                                     $       (0.85)
                                                                                       =============